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                                                              EXHIBIT 3.18.2

                            ARTICLES OF AMENDMENT TO
                        THE ARTICLES OF INCORPORATION OF
                         D P MEDIA OF BATTLE CREEK, INC.

         Pursuant to Section 607.1003 and 607.1006 of the Florida Business Corporation Act, the Articles of Incorporation of D P MEDIA OF BATTLE CREEK, INC. (the "Corporation"), are hereby amended according to these Articles of
Amendment:

         FIRST: The name of the Corporation is:

                         D P MEDIA OF BATTLE CREEK, INC.

         SECOND: That Article V, entitled Authorized Shares, is hereby amended in its entirety to read as follows:

         "The maximum number of shares that the corporation is authorized to have outstanding at any time is 1,000 shares of common stock having a par value of $.01 per share."

         THIRD: The foregoing amendment was duly adopted by the Board of Directors of the Corporation on June __, 1998 and the Shareholders of the Corporation on June __, 1998.

         FOURTH: The number of votes cast for the amendment by the Shareholders of the Corporation constitutes a sufficient number of votes to approve the amendment.

         IN WITNESS WHEREOF, the undersigned Secretary of the Corporation has executed this instrument this ____ day of June, 1998.


                                             Devon Paxson, Secretary